EXHIBIT 99.1

[LOGO OF CONCENTRA]

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA COMPLETES SALE OF $25 MILLION IN EQUITY
AND AMENDMENT OF SENIOR CREDIT AGREEMENT

ADDISON, Texas, November 20, 2002 – Concentra Operating Corporation (“Concentra” or “the Company”) today announced that its parent company, Concentra Inc., has completed the previously announced sale of $25,000,000 in Concentra Inc. common stock to its primary equity sponsors and has contributed the proceeds to Concentra for purposes of pre-paying $25,000,000 of senior term indebtedness. Concentra has provided its senior lenders with its notice of pre-payment and expects to complete the pre-payment within the next several days.

Concentra also reported that it has received approval from its senior lenders for its requested changes to future leverage and interest coverage ratio requirements. As discussed in the Company’s third quarter press release, while the Company was in compliance with these covenants at the close of the third quarter, Concentra sought these changes in order to provide increased flexibility under the covenants contained in its Senior Credit Facility for future quarters. The amendment also included provisions which enable Concentra to proceed with its planned acquisitions of OccMed Systems, Inc. and Em3 Corporation. The Company stated that it currently expects to complete these acquisitions effective December 1, 2002.

Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 100,000 employers and 3,000 insurance companies, health plans and third party administrators nationwide.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment

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Concentra Announces Completion of Equity Sale and Covenant Amendment

November 20, 2002

and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure, planned debt prepayment, and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, inability to complete planned acquisitions and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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